EXHIBIT (10-7)
Summary of the Procter & Gamble
Retirement Plan Restoration Program

RETIREMENT PLAN RESTORATION PROGRAM SUMMARY

I.    OVERVIEW
Each year, the Company grants retirement plan awards intended to supplement or replace awards made under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”). Awards are in the form of RSUs under three programs (the “Retirement Awards”).
The PST Restoration program provides an award to eligible U.S. participants already enrolled in the PST. The IRS caps the amount of salary that can be used to calculate individual credits to the PST. This program restores the difference between the allowable PST credit and the amount that would have been credited without the IRS cap by granting PST Restoration Awards to all qualifying participants, including the CEO.
In addition, the International Retirement Plan (IRP) provides awards to foreign-based employees who are placed on U.S. pay programs but work outside the U.S. and are therefore not eligible for the PST. These employees receive a yearly grant of IRP RSUs based on a formula that mirrors the PST contribution formula.
Finally, the Supplemental Retirement Income (SRI) program provides awards to a small number of experienced senior hires. It is intended to supplement the PST based on additional credit service years agreed to at the time of employment.
II.    AWARD TERMS
The Retirement Awards earned from the prior fiscal year ended June 30 will be granted on the first Thursday in August (the “Grant Date”). The Retirement Awards vest immediately if the employee has more than 5 years of service. The Retirement Awards are eligible for dividend equivalents.
Vested Retirement Awards will be delivered by default one year post separation and may be deferred in accordance with section 409A. In addition, the Restoration Awards and dividend equivalents granted to Principal Officers may be diversified using investment choices available under The Procter & Gamble Company Executive Deferred Compensation Plan once the Principal Officer is age 50. The amount diversified will be determined by multiplying the number of RSUs to be converted by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of conversion.
Award amounts are calculated by the US PST Administration pursuant to the terms of the PST plan. The Awards will be made in the form of RSUs, with the number of units determined by dividing the amounts of each award by the average of the closing price of the Company’s Common Stock on the New York Stock Exchange for last five business days of the fiscal year and including the value of the missed dividend payment. Amounts are rounded up to the next full unit.
If applicable, Participants must accept their awards according to the terms of the Award Letter or the Award will not be granted.
III.    AWARD FORM
Awards are made in RSUs by default except in the following cases where the award is paid as a lump sum cash payment as soon as practicable after the Grant Date:

•	If a participant with more than 5 years of service separates before the Grant Date;

•	Any Retirement Awards that are less than $2,000 will be paid in cash in a lump sum on or within 30 days after the Grant Date.

If these cash amounts are not permitted to be paid at that time pursuant to section 409A of the Internal Revenue Code, such amounts will be paid as soon as allowed under 409A.

V.    AWARD SETTLEMENT (Defined terms shall have the meaning designated in the 2014 Plan or related award documents)
Upon separation from the Company, the Retirement Awards will be settled as shares on the one-year anniversary of the participant’s separation, or on the dates designated pursuant to a deferral election or subsequent deferral election under section 409A.
VI.    CHANGE IN CONTROL
If there is a Change in Control, the provisions of Article 17 of the 2014 Plan will apply.
VII.    GENERAL TERMS AND CONDITIONS
This program document may be amended at any time by the Committee.